Exhibit 99.1

Newell Rubbermaid Reports Solid Fourth Quarter 2012 Results and Provides 2013 Guidance

— Normalized EPS of $0.43, up 7.5 Percent vs. Prior Year

— Reported EPS of $0.35, up 29.6 Percent vs. Prior Year

ATLANTA, February 1, 2013 – Newell Rubbermaid (NYSE: NWL) today announced solid fourth quarter 2012 results.

“We are pleased with our quarterly and full year 2012 performance,” said President and Chief Executive Officer Michael Polk. “Our solid fourth quarter financial results represent the sixth consecutive quarter of consistent delivery in line with or better than expectations. Full year normalized EPS and operating cash flow both came in above the high end of our guidance range. We increased core sales by 2.2%, a sequential improvement versus last year, and a solid outcome in the face of tough economic conditions in Europe and challenges in our Décor business. Our Win Bigger brands have healthy share momentum and we are generating strong core sales growth in emerging markets, particularly in Latin America. We also returned significant levels of cash to shareholders through our dividend, which nearly doubled in 2012 to the current annualized rate of $0.60, and our ongoing share repurchase program.”

Polk added, “Looking ahead, we continue to be sharply focused on driving structural costs out and accelerating growth through the execution of our Growth Game Plan. The strategic changes we are making to invest behind our Win Bigger businesses will drive accelerated performance and enable us to build a bigger, faster-growing, more global and more profitable Newell Rubbermaid.”

Executive Summary

•    Fourth quarter 2012 net sales were $1.52 billion, an increase of 1.6 percent versus prior year results.

•    Core sales, which exclude the impact of changes in foreign currency translation, grew 2.2 percent.

•    Normalized diluted earnings per share were $0.43 compared with $0.40 in the prior year period; reported diluted earnings per share were $0.35 compared with $0.27 in the year-ago period.

•    Operating cash flow in the quarter was $261.3 million. Full year 2012 operating cash flow was $618.5 million, an improvement of $57.2 million versus prior year.

•    The company returned $67.8 million to shareholders in the fourth quarter through dividends of $43.5 million and the repurchase of 1.1 million shares at a cost of $24.3 million.

•    The company strengthened its balance sheet and reduced ongoing interest expense through the early repayment of $500 million in 5.5% notes due April 2013. The debt was refinanced through the issuance of $350 million in 2.05% notes due 2017, cash on hand and short-term borrowings.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

•

The company provided 2013 guidance for core sales growth in a range from 2 to 4 percent, normalized operating margin improvement of up to 20 basis points, normalized earnings per share of $1.78 to $1.84 and operating cash flow of $575 to $625 million, which includes an incremental pension plan contribution of $50 million.

Fourth Quarter 2012 Operating Results

Net sales in the fourth quarter were $1.52 billion, an increase of 1.6 percent compared with the prior year. Core sales, which exclude 60 basis points of adverse foreign currency translation, grew 2.2 percent. Sales growth was largely attributable to the Tools, Baby & Parenting and Writing segments and to robust growth in Latin America.

As expected, gross margin of 36.5 percent represented a decline of 70 basis points versus prior year. Normalized gross margin decreased 50 basis points versus prior year to 36.7 percent as the company made incremental investments in customer programs associated with fourth quarter events and stronger 2013 new item sell-in.

Operating margin for the quarter was 10.1 percent, an increase of 170 basis points compared to the prior year. Normalized operating margin was 11.7 percent, a decrease of 10 basis points to the prior year. Lower structural SG&A costs reflecting the benefits of Project Renewal initiatives were offset by higher incentive compensation, customer programs and strategic SG&A spending on sales force expansion in Tools and Commercial Products in Latin America and Rubbermaid Healthcare in North America, and on increased advertising and promotion expenses in Writing.

Fourth quarter reported operating income was $153.8 million versus $125.5 million in the prior year period, and normalized operating income was $177.8 million compared with $176.8 million in the prior year period. Fourth quarter normalized operating income excludes $24.0 million of restructuring and restructuring-related costs incurred primarily in connection with Project Renewal and the European Transformation Plan. In 2011, normalized operating income excluded $49.4 million of restructuring and restructuring-related costs incurred in connection with the European Transformation Plan and Project Renewal and $1.9 million in incremental costs associated with the company’s CEO transition.

The reported tax rate for the quarter was 23.1 percent compared with 19.6 percent in the prior year. The normalized tax rate was 20.7 percent compared with 23.0 percent in the prior year. The year-over-year change in the normalized tax rate was primarily driven by the geographic mix of earnings and utilization of tax attributes.

Net income, as reported, was $101.9 million, or $0.35 per diluted share, for the fourth quarter. This compares with $80.4 million, or $0.27 per diluted share, in the prior year.

Normalized earnings of $0.43 per diluted share compares with prior year normalized results of $0.40 per diluted share. This 7.5 percent improvement was largely driven by lower interest expense and a lower normalized tax rate.

For the fourth quarter 2012, normalized diluted earnings per share exclude $0.06 per diluted share for restructuring and restructuring-related costs associated with Project Renewal and the European Transformation Plan; $0.01 per diluted share related to the extinguishment of debt; and the exclusion of $0.01 per diluted share resulting from tax contingencies. For the fourth quarter 2011, normalized diluted earnings per share excluded $0.12 per diluted share for restructuring and restructuring-related costs associated with the European Transformation Plan and Project Renewal. (A reconciliation of the “as reported” results to “normalized” results is included below.)

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

The company generated operating cash flow of $261.3 million during the fourth quarter of 2012 compared with $281.5 million in the comparable period last year. Capital expenditures were $47.0 million compared with $71.7 million in the prior year.

A reconciliation of the fourth quarter 2012 and 2011 results is as follows:

	Q4 2012	Q4 2011*
Diluted earnings per share (as reported)	$0.35	$0.27
Restructuring and restructuring-related costs	$0.06	$0.12
Income tax – incremental contingencies	$0.01	$0.00
Loss related to the extinguishment of debt	$0.01	$0.00

Normalized EPS	$0.43	$0.40

*    totals may not add due to rounding

Fourth Quarter 2012 Operating Segment Results

The Home Solutions segment net sales for the fourth quarter were $453.1 million, a 0.8 percent increase compared with the prior year quarter. Core sales in the segment increased 0.5 percent. Growth from the Rubbermaid®, Calphalon®, and Goody® brands was partially offset by a decline in Décor largely related to a change in merchandising strategy at a significant retail customer. Operating income in the Home Solutions segment was $64.8 million, or 14.3 percent of sales, as compared with $57.2 million, or 12.7 percent of sales, in the prior year. Normalized operating income in the Home Solutions segment was $67.7 million, or 14.9 percent of sales, compared with $57.2 million, or 12.7 percent of sales, in the prior year. The improvements were driven by Project Renewal-related structural SG&A cost reductions and improved productivity, which more than offset input cost inflation.

The Writing segment net sales for the fourth quarter were $344.5 million, a 2.0 percent increase compared with the prior year quarter. Core sales in the segment increased 2.4 percent. The improvement was largely driven by strong growth in Latin America attributable to the launch of Paper Mate® InkJoy® in that region and share gains in North America on Paper Mate, Sharpie®, and Expo®. Operating income in Writing was $55.6 million, or 16.1 percent of sales, compared with $55.5 million, or 16.4 percent of sales, in the prior year. The 30 basis point decline was attributable to favorable mix, offset by input cost inflation and advertising and promotion support behind the launch of Sharpie Metallics, Sharpie’s music partnership with One Direction, and the 125th anniversary of Parker.

The Tools segment net sales for the fourth quarter were $209.5 million, a 3.6 percent increase compared with the prior year quarter. Core sales in the segment increased 6.0 percent. The improved performance was driven by strong growth in emerging markets, particularly Latin America. Operating income in the Tools segment was $23.8 million, or 11.4 percent of sales, compared with $30.3 million, or 15.0 percent of sales, in the prior year. Improved productivity was more than offset by unfavorable mix, inflation and ongoing investment in sales force expansion in Latin America and an increase in customer programs.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

The Commercial Products segment net sales for the fourth quarter were $188.6 million, a 0.9 percent increase compared with the prior year quarter. Core sales in the segment increased 1.3 percent. The improvement was primarily driven by strong performance in North America, particularly in Rubbermaid Healthcare. Operating income in the Commercial Products segment was $22.0 million, or 11.7 percent of sales, compared with $27.8 million, or 14.9 percent of sales, in the prior year. Favorable productivity was more than offset by ongoing investment in sales capabilities in emerging markets and increased merchandising investment in North America behind the Rubbermaid Commercial Products refuse and recycling businesses.

The Baby & Parenting segment net sales for the fourth quarter were $186.2 million, a 4.2 percent increase compared with the prior year quarter. Core sales in the segment increased 5.9 percent. The improvement was driven by Graco®’s strong share gains in North America and continued robust growth of Aprica® in Japan. Operating income in the Baby & Parenting segment was $12.8 million, or 6.9 percent of sales, compared with $13.5 million, or 7.6 percent of sales, in the prior year. The operating margin decline was driven by increased investments in advertising development and increased merchandising activity associated with sell in of 2013 innovation.

The Specialty segment net sales for the fourth quarter were $136.9 million, a 2.2 percent decrease compared with the prior year quarter. Core sales in the segment decreased 1.3 percent. Growth in the Dymo Office Labeling and Endicia businesses were offset by softness in Mimio® and Shur-line®. Operating income was $20.2 million, or 14.8 percent of sales, compared with $15.3 million, or 10.9 percent of sales, in the prior year. The operating margin improvement was attributable to Project Renewal-related cost reductions, which more than offset input cost inflation.

Twelve Month Results

Net sales for the twelve months ended December 31, 2012, increased 0.6 percent to $5.90 billion, compared with $5.86 billion in the prior year. Core sales increased 2.2 percent after excluding the 1.6 percent impact of unfavorable foreign currency translation. Core sales growth increased 40 basis points sequentially versus the 2011 core growth rate.

Both reported and normalized gross margin increased 20 basis points compared with prior year to 37.8 percent, as productivity gains and pricing more than offset the effect of input cost inflation.

Reported operating margin of 11.0 percent improved 660 basis points largely due to the impact of asset impairment charges in last year’s results. Normalized operating margin increased 10 basis points versus prior year to 12.6 percent.

Normalized earnings were $1.70 per diluted share compared with $1.59 per diluted share in the prior year. Net income, as reported, was $401.3 million, or $1.37 per diluted share. This compares with $125.2 million, or $0.42 per diluted share, in the prior year.

For the twelve months ended December 31, 2012, normalized diluted earnings per share exclude $0.24 per diluted share for restructuring and restructuring-related costs associated with Project Renewal and the European Transformation Plan; income tax charges of $0.08 per diluted share attributable to certain tax contingencies, expiration of statutes of limitation and resolution of tax examinations; $0.02 per diluted share related to the extinguishment of debt; and a net gain of $0.01 per diluted share from discontinued operations primarily related to the receipt of the escrow from the disposal of the hand torch and solder business. For the twelve months ended December 31, 2011, normalized earnings per diluted share exclude $1.03 per diluted share for impairment charges primarily related to goodwill write-downs; $0.24 per diluted share for restructuring and restructuring-related costs associated with the European

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Transformation Plan and Project Renewal; $0.02 per diluted share related to the incremental costs associated with the company’s CEO transition; $0.01 per diluted share related to the extinguishment of debt; and benefits of $0.17 per diluted share resulting from the reversal of certain tax contingencies due to the expiration of various statutes of limitation. In addition, last year the company recorded a net loss from discontinued operations of $9.4 million, or $0.03 per share, reflecting the income from discontinued operations and loss on disposal of the hand torch and solder business, which was excluded from normalized earnings. (A reconciliation of the “as reported” results to “normalized” results is included below.)

The company generated operating cash flow of $618.5 million during 2012 compared with $561.3 million in 2011. Capital expenditures were $177.2 million compared with $222.9 million in the prior year, principally related to lower expenditures on SAP implementations.

A reconciliation of the twelve months 2012 and 2011 results is as follows:

	2012	2011*
Diluted earnings per share (as reported)	$1.37	$0.42
Impairment charges	$0.00	$1.03
Restructuring and restructuring-related costs	$0.24	$0.24
Discontinued operations	($0.01)	$0.03
CEO transition costs	$0.00	$0.02
Income tax– discrete contingencies, expiration of statutes of limitation and resolution of examinations	$0.08	($0.17)
Loss related to the extinguishment of debt	$0.02	$0.01

Normalized EPS	$1.70	$1.59

*	totals may not add due to rounding

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

2013 Outlook

The company’s guidance and key assumptions for the full year 2013 are as follows:

•	Core sales increase of 2 to 4 percent.

•	Net sales are expected to grow 1 to 3 percent

•	Currency rates are expected to decrease sales by about 100 basis points

•	Normalized operating margin improvement of up to 20 basis points

•	Normalized EPS growth of 5 to 8 percent, or $1.78 to $1.84

•

The company’s 2013 normalized EPS expectation excludes between $90 and $110 million of restructuring and restructuring-related costs associated with Project Renewal. (A reconciliation to normalized results is included below.)

•

The company is on track to realize cumulative annualized cost savings of approximately $270 to $325 million by the second quarter of 2015 related to Project Renewal, with cumulative annualized savings of $90 to $100 million expected by the first half of 2013. The company intends to reinvest the majority of Project Renewal savings in the business to strengthen brand building and selling capabilities and accelerate growth.

•	Operating cash flow of between $575 and $625 million

•	This operating cash flow guidance includes a U.S. pension plan contribution of approximately $100 million, approximately $50 million higher than the 2012 contribution, and

•	restructuring and restructuring-related cash payments of approximately $70 to $90 million.

•	The company plans to fund capital expenditures of $175 to $200 million during the year.

A reconciliation of the 2013 earnings outlook is as follows:

FY 2013
Diluted earnings per share	$1.54 to $1.60
Restructuring and restructuring-related costs	$0.21 to $0.27

Normalized EPS	$1.78 to $1.84

Conference Call

The company’s fourth quarter 2012 earnings conference call is scheduled for today, February 1, 2013, at 8:30 am ET. To listen to the webcast, use the link provided under Events & Presentations in the Investor Relations section of Newell Rubbermaid’s Web site at www.newellrubbermaid.com. The webcast will be recorded and made available for replay. A supporting slide presentation will be available under Quarterly Earnings in the Investor Relations section on the company’s Web site.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these measures — including those that are “non-GAAP financial measures” — and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that company management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales, as reflected in the Currency Analysis, is useful to investors because it demonstrates the effect of foreign currency translation on reported sales. The effect of foreign currency translation on reported sales is determined by applying the current year and prior year monthly exchange rates to the local currency sales amounts in the current year period, with the difference in these two amounts being the currency impact from last year to this year and the residual representing changes attributable to core sales. The company’s management believes that normalized gross margin, normalized SG&A expense and normalized operating income are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations. The company’s management believes that normalized earnings per share, which excludes restructuring and restructuring-related charges and one-time events such as losses related to the extinguishments of debt, tax benefits and charges, impairment charges, discontinued operations and certain other items, is useful to investors because it permits investors to better understand year-over-year changes in underlying operating performance. The company uses both core sales and normalized earnings per share as two of the three performance criteria in its management cash bonus plan.

The company determined the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2012 sales of approximately $5.9 billion and a strong portfolio of leading brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Rubbermaid Commercial Products® and Aprica®.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell	David Doolittle
Vice President, Investor Relations	Vice President, Corporate Communications
+1 (770) 418-7723	+1 (770) 418-7519

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share, operating income, operating margin or gross margin improvements or declines, Project Renewal, the European Transformation Plan, capital and other expenditures, cash flow, dividends, restructuring and restructuring-related costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, and management’s plans, projections and objectives for future operations and performance. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believe,” “estimate” and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; our ability to successfully implement information technology solutions throughout our organization; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations and those factors listed in the company’s most recently filed Quarterly Report on Form 10-Q and Exhibit 99.1 thereto, filed with the Securities and Exchange Commission.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Newell Rubbermaid Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions, except per share data)

	Three Months Ended December 31,
	2012	2011	YOY % Change
Net sales	$1,518.8	$1,495.2	1.6%
Cost of products sold	963.8	938.6

GROSS MARGIN	555.0	556.6	(0.3)%
% of sales	36.5%	37.2%
Selling, general & administrative expenses	382.6	393.3	(2.7)%
% of sales	25.2%	26.3%
Restructuring costs	18.6	37.8

OPERATING INCOME	153.8	125.5	22.5%
% of sales	10.1%	8.4%
Nonoperating expenses:
Interest expense, net	17.4	21.2
Loss on extinguishment of debt	4.1	—
Other (income) expense, net	(0.2)	2.7

	21.3	23.9	(10.9)%

INCOME BEFORE INCOME TAXES	132.5	101.6	30.4%
% of sales	8.7%	6.8%
Income taxes	30.6	19.9	53.8%
Effective rate	23.1%	19.6%

NET INCOME FROM CONTINUING OPERATIONS	101.9	81.7	24.7%
% of sales	6.7%	5.5%
Loss from discontinued operations, net of tax	—	(1.3)

NET INCOME	$101.9	$80.4	26.7%

	6.7%	5.4%
EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.35	$0.28
Loss from discontinued operations	—	—
Net income	$0.35	$0.28
Diluted
Income from continuing operations	$0.35	$0.28
Loss from discontinued operations	—	—
Net income	$0.35	$0.27
AVERAGE SHARES OUTSTANDING:
Basic	290.0	292.0
Diluted	293.1	294.4

Newell Rubbermaid Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions, except per share data)

	Twelve Months Ended December 31,
	2012	2011	YOY % Change
Net sales	$5,902.7	$5,864.6	0.6%
Cost of products sold	3,673.6	3,659.4

GROSS MARGIN	2,229.1	2,205.2	1.1%
% of sales	37.8%	37.6%
Selling, general & administrative expenses	1,521.1	1,515.3	0.4%
% of sales	25.8%	25.8%
Impairment charges	—	382.6
Restructuring costs	56.1	50.1

OPERATING INCOME	651.9	257.2	NMF
% of sales	11.0%	4.4%
Nonoperating expenses:
Interest expense, net	76.1	86.2
Loss on extinguishments of debt	10.9	4.8
Other (income) expense, net	(1.0)	13.7

	86.0	104.7	(17.9)%

INCOME BEFORE INCOME TAXES	565.9	152.5	NMF
% of sales	9.6%	2.6%
Income taxes	166.3	17.9	NMF
Effective rate	29.4%	11.7%

NET INCOME FROM CONTINUING OPERATIONS	399.6	134.6	NMF
% of sales	6.8%	2.3%
Income (loss) from discontinued operations, net of tax	1.7	(9.4)

NET INCOME	$401.3	$125.2	NMF

	6.8%	2.1%
EARNINGS PER SHARE:
Basic
Income from continuing operations	$1.37	$0.46
Income (loss) from discontinued operations	0.01	(0.03)
Net income	$1.38	$0.43
Diluted
Income from continuing operations	$1.36	$0.45
Income (loss) from discontinued operations	0.01	(0.03)
Net income	$1.37	$0.42
AVERAGE SHARES OUTSTANDING:
Basic	291.2	293.6
Diluted	293.6	296.2

NMF = Not meaningful

Newell Rubbermaid Inc.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	Three Months Ended December 31, 2012
	GAAP Measure	Restructuring and restructuring- related costs (1)	Loss on Extinguishment of debt (2)	Non-recurring tax items (3)	Non-GAAP Measure
	Reported				Normalized*	Percentage of Sales
Cost of products sold	$963.8	$(2.6)	$—	$—	$961.2	63.3%
Gross margin	$555.0	$2.6	$—	$—	$557.6	36.7%
Selling, general & administrative expenses	$382.6	$(2.8)	$—	$—	$379.8	25.0%
Operating income	$153.8	$24.0	$—	$—	$177.8	11.7%
Nonoperating expenses	$21.3	$—	$(4.1)	$—	$17.2
Income before income taxes	$132.5	$24.0	$4.1	$—	$160.6
Income taxes (4)	$30.6	$5.0	$1.5	$(3.9)	$33.2
Net income	$101.9	$19.0	$2.6	$3.9	$127.4
Diluted earnings per share**	$0.35	$0.06	$0.01	$0.01	$0.43

	Three Months Ended December 31, 2011
	GAAP Measure	Restructuring and restructuring- related costs (1)	Discontinued operations (5)	CEO transition costs (6)	Non-GAAP Measure
	Reported				Normalized*	Percentage of Sales
Selling, general & administrative expenses	$393.3	$(11.6)	$—	$(1.9)	$379.8	25.4%
Operating income	$125.5	$49.4	$—	$1.9	$176.8	11.8%
Income before income taxes	$101.6	$49.4	$—	$1.9	$152.9
Income taxes (4)	$19.9	$14.2	$—	$1.0	$35.1
Net income from continuing operations	$81.7	$35.2	$—	$0.9	$117.8
Net income	$80.4	$35.2	$1.3	$0.9	$117.8
Diluted earnings per share**	$0.27	$0.12	$—	$—	$0.40

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Totals may not add due to rounding.

(1)	Restructuring and restructuring-related charges during the three months ended December 31, 2012 include $5.4 million of restructuring-related costs and $18.6 million of restructuring costs incurred in connection with the European Transformation Plan and Project Renewal. Restructuring and restructuring-related charges during the three months ended December 31, 2011 include $11.6 million of restructuring-related costs and $37.8 million of restructuring costs incurred in connection with the European Transformation Plan and Project Renewal.

(2)	Loss on extinguishment of debt of $4.1 million during the three months ended December 31, 2012 was incurred in connection with the early retirement of the April 2013 Senior Notes.

(3)	During the three months ended December 31, 2012, the Company incurred $3.9 million of non-recurring income tax charges resulting from tax contingencies and the expiration of various statutes of limitation.

(4)	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

(5)	During the three months ended December 31, 2011, the Company recognized a $1.3 million loss in discontinued operations primarily related to the sale of the hand torch and solder business in July 2011.

(6)	The Company incurred incremental costs of $1.9 million during the quarter ended December 31, 2011 associated with its CEO transition.

Newell Rubbermaid Inc.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	Twelve Months Ended December 31, 2012
	GAAP Measure	Restructuring and restructuring- related costs (1)	Loss on extinguishments of debt (2)	Non-recurring tax items (3)	Discontinued operations (4)	Non-GAAP Measure
	Reported					Normalized*	Percentage of Sales
Cost of products sold	$3,673.6	$(2.6)	$—	$—	$—	$3,671.0	62.2%
Gross margin	$2,229.1	$2.6	$—	$—	$—	$2,231.7	37.8%
Selling, general & administrative expenses	$1,521.1	$(31.9)	$—	$—	$—	$1,489.2	25.2%
Operating income	$651.9	$90.6	$—	$—	$—	$742.5	12.6%
Nonoperating expenses	$86.0	$—	$(10.9)	$—	$—	$75.1
Income before income taxes	$565.9	$90.6	$10.9	$—	$—	$667.4
Income taxes (5)	$166.3	$19.9	$4.0	$(23.1)	$—	$167.1
Net income from continuing operations	$399.6	$70.7	$6.9	$23.1	$—	$500.3
Net income	$401.3	$70.7	$6.9	$23.1	$(1.7)	$500.3
Diluted earnings per share**	$1.37	$0.24	$0.02	$0.08	$(0.01)	$1.70

	Twelve Months Ended December 31, 2011
	GAAP Measure	Restructuring and restructuring- related costs (1)	Loss on extinguishments of debt (2)	Non-recurring tax items (3)	Discontinued operations (4)	Impairment charges (6)	CEO transition costs (7)	Non-GAAP Measure
	Reported							Normalized*	Percentage of Sales
Selling, general & administrative expenses	$1,515.3	$(37.4)	$—	$—	$—	$—	$(6.3)	$1,471.6	25.1%
Operating income	$257.2	$87.5	$—	$—	$—	$382.6	$6.3	$733.6	12.5%
Nonoperating expenses	$104.7	$—	$(4.8)	$—	$—	$—	$—	$99.9
Income before income taxes	$152.5	$87.5	$4.8	$—	$—	$382.6	$6.3	$633.7
Income taxes (5)	$17.9	$17.0	$1.7	$49.0	$—	$76.2	$1.0	$162.8
Net income from continuing operations	$134.6	$70.5	$3.1	$(49.0)	$—	$306.4	$5.3	$470.9
Net income	$125.2	$70.5	$3.1	$(49.0)	$9.4	$306.4	$5.3	$470.9
Diluted earnings per share**	$0.42	$0.24	$0.01	$(0.17)	$0.03	$1.03	$0.02	$1.59

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Totals may not add due to rounding.

(1)	Restructuring and restructuring-related charges during the twelve months ended December 31, 2012 include $34.5 million of restructuring-related costs and $56.1 million of restructuring costs incurred in connection with the European Transformation Plan and Project Renewal. Restructuring and restructuring-related charges during the twelve months ended December 31, 2011 include $37.4 million of restructuring-related costs and $50.1 million of restructuring costs incurred in connection with the European Transformation Plan and Project Renewal.

(2)	Loss on extinguishments of debt of $10.9 million during the twelve months ended December 31, 2012 primarily represents the costs associated with the early retirement of the junior convertible subordinated debentures underlying the quarterly income preferred securities (QUIPS) and the April 2013 Senior Notes. Loss on extinguishments of debt of $4.8 million during the twelve months ended December 31, 2011 represents costs incurred to exchange substantially all of the remaining convertible notes issued during March 2009 for shares and cash.

(3)	During the twelve months ended December 31, 2012, the Company incurred $23.1 million of non-recurring income tax charges resulting from tax contingencies and the expiration of various statutes of limitation. During the twelve months ended December 31 2011, the Company recognized $49.0 million of previously unrecognized income tax benefits primarily resulting from the expiration of various statutes of limitation.

(4)	During the twelve months ended December 31, 2012 and the twelve months ended December 31, 2011, the Company recognized a $1.7 million gain and $9.4 million loss in discontinued operations, respectively, related to the sale of the hand torch and solder business in July 2011.

(5)	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

(6)	During the twelve months ended December 31, 2011, the Company recorded asset impairment charges of $382.6 million primarily related to goodwill impairment for the Baby & Parenting and Hardware businesses.

(7)	The Company incurred incremental costs of $6.3 million during the twelve months ended December 31, 2011 associated with its CEO transition.

Newell Rubbermaid Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions)

	December 31, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$183.8	$170.2
Accounts receivable, net	1,112.4	1,002.0
Inventories, net	696.4	699.9
Deferred income taxes	135.8	130.7
Prepaid expenses and other	142.7	145.2

Total Current Assets	2,271.1	2,148.0
Property, plant and equipment, net	560.2	551.4
Goodwill	2,370.2	2,366.0
Other intangible assets, net	654.1	666.1
Deferred income taxes	85.2	120.2
Other assets	281.2	309.2

Total Assets	$6,222.0	$6,160.9

Liabilities and Stockholders’ Equity:
Accounts payable	$527.4	$468.5
Accrued compensation	173.5	131.4
Other accrued liabilities	658.0	693.5
Short-term debt	210.7	103.6
Current portion of long-term debt	1.2	263.9

Total Current Liabilities	1,570.8	1,660.9
Long-term debt	1,706.5	1,809.3
Other noncurrent liabilities	944.5	838.1
Stockholders’ Equity - Parent	1,996.7	1,849.1
Stockholders’ Equity - Noncontrolling Interests	3.5	3.5

Total Stockholders’ Equity	2,000.2	1,852.6

Total Liabilities and Stockholders’ Equity	$6,222.0	$6,160.9

Newell Rubbermaid Inc.

CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

(in millions)

	Twelve Months Ended December 31,
	2012	2011
Operating Activities:
Net income	$401.3	$125.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	163.7	161.6
Impairment charges	—	382.6
Loss on extinguishments of debt	10.9	4.8
(Gain) loss on disposal of discontinued operations	(5.2)	13.9
Non-cash restructuring costs	0.3	7.0
Deferred income taxes	71.2	(4.8)
Stock-based compensation expense	32.9	43.0
Other	12.0	11.7
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(101.2)	(17.6)
Inventories	7.7	(21.5)
Accounts payable	56.3	3.3
Accrued liabilities and other	(31.4)	(147.9)

Net cash provided by operating activities	$618.5	$561.3

Investing Activities:
Acquisitions and acquisition-related activity	$(26.5)	$(20.0)
Capital expenditures	(177.2)	(222.9)
Proceeds from sales of noncurrent assets	43.5	44.3
Other	(2.8)	(7.8)

Net cash used in investing activities	$(163.0)	$(206.4)

Financing Activities:
Net short-term borrowings	$106.0	$(34.4)
Proceeds from issuance of debt, net of debt issuance costs	841.9	3.3
Payments on and for the settlement of notes payable and debt	(1,203.4)	(151.0)
Cash consideration paid to exchange convertible notes	—	(3.1)
Repurchase and retirement of shares of common stock	(91.5)	(46.1)
Cash dividends	(125.9)	(84.9)
Excess tax benefits related to stock-based compensation	12.7	—
Other, net	14.2	(8.4)

Net cash used in financing activities	$(446.0)	$(324.6)

Currency rate effect on cash and cash equivalents	$4.1	$0.3

Increase in cash and cash equivalents	$13.6	$30.6
Cash and cash equivalents at beginning of year	170.2	139.6

Cash and cash equivalents at end of year	$183.8	$170.2

Newell Rubbermaid Inc.

Financial Worksheet - Segment Reporting

(In Millions)

	2012					2011
		Reconciliation (1)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q1:
Home Solutions	$349.5	$35.5	$—	$35.5	10.2%	$383.9	$49.2	$—	$49.2	12.8%	$(34.4)	(9.0)%	$(13.7)	(27.8)%
Writing	290.1	40.0	—	40.0	13.8%	272.5	41.6	—	41.6	15.3%	17.6	6.5%	(1.6)	(3.8)%
Tools	190.6	28.7	—	28.7	15.1%	168.4	23.6	—	23.6	14.0%	22.2	13.2%	5.1	21.6%
Commercial Products	175.4	18.6	—	18.6	10.6%	166.5	20.8	—	20.8	12.5%	8.9	5.3%	(2.2)	(10.6)%
Baby & Parenting	182.2	22.4	—	22.4	12.3%	150.3	7.4	—	7.4	4.9%	31.9	21.2%	15.0	202.7%
Specialty	144.6	23.4	—	23.4	16.2%	132.6	15.7	—	15.7	11.8%	12.0	9.0%	7.7	49.0%
Restructuring Costs	—	(12.7)	12.7	—		—	(5.8)	5.8	—		—		—
Corporate	—	(31.7)	10.0	(21.7)		—	(24.5)	5.3	(19.2)		—		(2.5)	(13.0)%

Total	$1,332.4	$124.2	$22.7	$146.9	11.0%	$1,274.2	$128.0	$11.1	$139.1	10.9%	$58.2	4.6%	$7.8	5.6%

	2012					2011
		Reconciliation (1)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q2:
Home Solutions	$414.0	$47.6	$—	$47.6	11.5%	$426.1	$51.6	$—	$51.6	12.1%	$(12.1)	(2.8)%	$(4.0)	(7.8)%
Writing	394.4	98.0	—	98.0	24.8%	407.7	91.9	—	91.9	22.5%	(13.3)	(3.3)%	6.1	6.6%
Tools	202.4	30.5	—	30.5	15.1%	200.2	30.6	—	30.6	15.3%	2.2	1.1%	(0.1)	(0.3)%
Commercial Products	190.1	21.1	—	21.1	11.1%	194.7	30.1	—	30.1	15.5%	(4.6)	(2.4)%	(9.0)	(29.9)%
Baby & Parenting	182.4	19.2	—	19.2	10.5%	175.2	13.0	—	13.0	7.4%	7.2	4.1%	6.2	47.7%
Specialty	132.9	12.0	—	12.0	9.0%	141.4	8.9	—	8.9	6.3%	(8.5)	(6.0)%	3.1	34.8%
Restructuring Costs	—	(11.1)	11.1	—		—	(1.0)	1.0	—		—		—
Corporate	—	(31.8)	10.5	(21.3)		—	(29.2)	9.0	(20.2)		—		(1.1)	(5.4)%

Total	$1,516.2	$185.5	$21.6	$207.1	13.7%	$1,545.3	$195.9	$10.0	$205.9	13.3%	$(29.1)	(1.9)%	$1.2	0.6%

	2012					2011
		Reconciliation (1)					Reconciliation (1,2)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q3:
Home Solutions	$427.4	$69.6	$2.0	$71.6	16.8%	$450.6	70.9	$—	$70.9	15.7%	$(23.2)	(5.1)%	$0.7	1.0%
Writing	387.2	68.3	1.2	69.5	17.9%	381.5	57.9	—	57.9	15.2%	5.7	1.5%	11.6	20.0%
Tools	203.6	26.8	—	26.8	13.2%	208.7	34.6	—	34.6	16.6%	(5.1)	(2.4)%	(7.8)	(22.5)%
Commercial Products	205.6	31.2	—	31.2	15.2%	193.3	29.6	—	29.6	15.3%	12.3	6.4%	1.6	5.4%
Baby & Parenting	185.3	18.3	—	18.3	9.9%	176.2	17.7	—	17.7	10.0%	9.1	5.2%	0.6	3.4%
Specialty	126.2	12.6	—	12.6	10.0%	139.6	20.3	—	20.3	14.5%	(13.4)	(9.6)%	(7.7)	(37.9)%
Impairment Charges	—	—	—	—		—	(382.6)	382.6	—		—		—
Restructuring Costs	—	(13.7)	13.7	—		—	(5.5)	5.5	—		—		—
Corporate	—	(24.7)	5.4	(19.3)		—	(35.1)	15.9	(19.2)		—		(0.1)	(0.5)%

Total	$1,535.3	$188.4	$22.3	$210.7	13.7%	$1,549.9	$(192.2)	$404.0	$211.8	13.7%	$(14.6)	(0.9)%	$(1.1)	(0.5)%

	2012					2011
		Reconciliation (1)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q4:
Home Solutions	$453.1	$64.8	$2.9	$67.7	14.9%	$449.6	$57.2	$—	$57.2	12.7%	$3.5	0.8%	$10.5	18.4%
Writing	344.5	55.6	—	55.6	16.1%	337.6	55.5	—	55.5	16.4%	6.9	2.0%	0.1	0.2%
Tools	209.5	23.8	—	23.8	11.4%	202.3	30.3	—	30.3	15.0%	7.2	3.6%	(6.5)	(21.5)%
Commercial Products	188.6	22.0	—	22.0	11.7%	187.0	27.8	—	27.8	14.9%	1.6	0.9%	(5.8)	(20.9)%
Baby & Parenting	186.2	12.8	—	12.8	6.9%	178.7	13.5	—	13.5	7.6%	7.5	4.2%	(0.7)	(5.2)%
Specialty	136.9	20.2	—	20.2	14.8%	140.0	15.3	—	15.3	10.9%	(3.1)	(2.2)%	4.9	32.0%
Restructuring Costs	—	(18.6)	18.6	—		—	(37.8)	37.8	—		—		—
Corporate	—	(26.8)	2.5	(24.3)		—	(36.3)	13.5	(22.8)		—		(1.5)	(6.6)%

Total	$1,518.8	$153.8	$24.0	$177.8	11.7%	$1,495.2	$125.5	$51.3	$176.8	11.8%	$23.6	1.6%	$1.0	0.6%

	2012					2011
		Reconciliation (1)					Reconciliation (1,2)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
YE:
Home Solutions	$1,644.0	$217.5	$4.9	$222.4	13.5%	$1,710.2	$228.9	$—	$228.9	13.4%	$(66.2)	(3.9)%	$(6.5)	(2.8)%
Writing	1,416.2	261.9	1.2	263.1	18.6%	1,399.3	246.9	—	246.9	17.6%	16.9	1.2%	16.2	6.6%
Tools	806.1	109.8	—	109.8	13.6%	779.6	119.1	—	119.1	15.3%	26.5	3.4%	(9.3)	(7.8)%
Commercial Products	759.7	92.9	—	92.9	12.2%	741.5	108.3	—	108.3	14.6%	18.2	2.5%	(15.4)	(14.2)%
Baby & Parenting	736.1	72.7	—	72.7	9.9%	680.4	51.6	—	51.6	7.6%	55.7	8.2%	21.1	40.9%
Specialty	540.6	68.2	—	68.2	12.6%	553.6	60.2	—	60.2	10.9%	(13.0)	(2.3)%	8.0	13.3%
Impairment Charges	—	—	—	—		—	(382.6)	382.6	—		—		—
Restructuring Costs	—	(56.1)	56.1	—		—	(50.1)	50.1	—		—		—
Corporate	—	(115.0)	28.4	(86.6)		—	(125.1)	43.7	(81.4)		—		(5.2)	(6.4)%

Total	$5,902.7	$651.9	$90.6	$742.5	12.6%	$5,864.6	$257.2	$476.4	$733.6	12.5%	$38.1	0.6%	$8.9	1.2%

(1)	Excluded items consist of restructuring-related and restructuring costs. Restructuring-related and restructuring costs of $34.5 million and $56.1 million, respectively, incurred during the 2012 periods relate to the European Transformation Plan and Project Renewal. For 2011, restructuring-related and restructuring costs of $37.4 million and $50.1 million, respectively, relate to the European Transformation Plan and Project Renewal. Additionally, Normalized operating income for the twelve months ended December 31, 2011 excludes incremental SG&A costs of $6.3 million resulting from the CEO transition during 2011.

(2)	Normalized operating income for the three months ended September 30, 2011 and twelve months ended December 31, 2011 exclude impairment charges of $382.6 million relating primarily to the impairment of goodwill for the Baby & Parenting and Hardware businesses.

Newell Rubbermaid Inc.

Three Months Ended December 31, 2012

In Millions

Currency Analysis

By Segment

	2012			2011	Year-Over-Year Increase (Decrease)
	Sales as Reported	Currency Impact	Core Sales (1)	Sales as Reported	Excluding Currency	Including Currency	Currency Impact
Home Solutions	$453.1	$(1.4)	$451.7	$449.6	0.5%	0.8%	0.3%
Writing	344.5	1.1	345.6	337.6	2.4%	2.0%	(0.4)%
Tools	209.5	5.0	214.5	202.3	6.0%	3.6%	(2.4)%
Commercial Products	188.6	0.8	189.4	187.0	1.3%	0.9%	(0.4)%
Baby & Parenting	186.2	3.1	189.3	178.7	5.9%	4.2%	(1.7)%
Specialty	136.9	1.3	138.2	140.0	(1.3)%	(2.2)%	(0.9)%

Total Company	$1,518.8	$9.9	$1,528.7	$1,495.2	2.2%	1.6%	(0.6)%

By Geography

United States	$1,022.8	$—	$1,022.8	$1,000.6	2.2%	2.2%	0.0%
Canada	96.3	(2.6)	93.7	91.6	2.3%	5.1%	2.8%

Total North America	1,119.1	(2.6)	1,116.5	1,092.2	2.2%	2.5%	0.3%
Europe, Middle East and Africa	181.2	8.1	189.3	198.1	(4.4)%	(8.5)%	(4.1)%
Latin America	93.6	3.5	97.1	80.2	21.1%	16.7%	(4.4)%
Asia Pacific	124.9	0.9	125.8	124.7	0.9%	0.2%	(0.7)%

Total International	399.7	12.5	412.2	403.0	2.3%	(0.8)%	(3.1)%

Total Company	$1,518.8	$9.9	$1,528.7	$1,495.2	2.2%	1.6%	(0.6)%

(1)	“Core Sales” is determined by applying the prior year monthly exchange rates to the current year local currency monthly sales amounts, with the difference in the current year reported sales and Core Sales representing changes attributable to foreign currency translation, reported in the table as “Currency Impact”.

Newell Rubbermaid Inc.

Twelve Months Ended December 31, 2012

In Millions

Currency Analysis

By Segment

	2012			2011 (1)	Year-Over-Year Increase (Decrease)
	Sales as Reported	Currency Impact	Core Sales (2)	Sales as Reported	Excluding Currency	Including Currency	Currency Impact
Home Solutions	$1,644.0	$5.0	$1,649.0	$1,710.2	(3.6)%	(3.9)%	(0.3)%
Writing	1,416.2	27.3	1,443.5	1,399.3	3.2%	1.2%	(2.0)%
Tools	806.1	28.3	834.4	779.6	7.0%	3.4%	(3.6)%
Commercial Products	759.7	8.6	768.3	741.5	3.6%	2.5%	(1.1)%
Baby & Parenting	736.1	11.1	747.2	680.4	9.8%	8.2%	(1.6)%
Specialty	540.6	10.8	551.4	553.6	(0.4)%	(2.3)%	(1.9)%

Total Company	$5,902.7	$91.1	$5,993.8	$5,864.6	2.2%	0.6%	(1.6)%

By Geography

United States	$4,004.5	$—	$4,004.5	$3,915.7	2.3%	2.3%	0.0%
Canada	358.8	6.0	364.8	376.3	(3.1)%	(4.7)%	(1.6)%

Total North America	4,363.3	6.0	4,369.3	4,292.0	1.8%	1.7%	(0.1)%
Europe, Middle East and Africa	718.4	58.8	777.2	815.3	(4.7)%	(11.9)%	(7.2)%
Latin America	338.9	26.2	365.1	318.6	14.6%	6.4%	(8.2)%
Asia Pacific	482.1	0.1	482.2	438.7	9.9%	9.9%	0.0%

Total International	1,539.4	85.1	1,624.5	1,572.6	3.3%	(2.1)%	(5.4)%

Total Company	$5,902.7	$91.1	$5,993.8	$5,864.6	2.2%	0.6%	(1.6)%

(1)	2011 results have been adjusted to reclassify the results of operations of the hand torch and solder business to discontinued operations.

(2)	“Core Sales” is determined by applying the prior year monthly exchange rates to the current year local currency monthly sales amounts, with the difference in the current year reported sales and Core Sales representing changes attributable to foreign currency translation, reported in the table as “Currency Impact”.